Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Expands Global Presence with Strategic Acquisition in Chile

-Acquisition Expected to be Accretive for Fiscal 2017- -Expands Company’s Lemon and Orange Holdings by 210 Acres – -Increases Ownership in Citrus Packing and Marketing Operation in La Serena, Chile-

Santa Paula, CA., February 27, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, announced today that it has acquired the majority of Pan de Azucar S.A. (“PDA”). PDA owns approximately 210 acres of lemon and orange orchards near La Serena, Chile and an equity interest in Rosales, S.A, ("Rosales”), a citrus packing, marketing and sales operation in La Serena, Chile.

On February 24, 2017, through its wholly owned Chilean subsidiary, Limoneira Chile SpA, Limoneira completed the acquisition of 90% of outstanding stock of PDA, for $5.8 million in cash. PDA also had approximately $1.7 million in long term debt, which was assumed in the transaction. A holdback of 10% of the purchase proceeds to be paid to the seller were withheld for a six-month period to allow for potential contingencies. PDA’s total assets of approximately $5.5 million on the acquisition date includes a 13% equity interest in Rosales in which the Company owns a 35% equity investment, which was acquired in 2014. Upon completion of the acquisition, the Company will own 48% of Rosales and PDA’s 10% stockholder will own the remaining 52% of Rosales. PDA had approximately $450,000 of net income on approximately $1.9 million in sales for the year ended December 31, 2016. PDA’s results of operations will be included in Limoneira’s consolidated results of operations from the date of acquisition. Limoneira expects annual production to increase from these orchards because the majority of the trees in the orchard are young and will increase production as they mature.

PDA is located in a coastal region near La Serena, Chile, which is a major citrus and avocado growing area of the country. Rosales packs and sells all of PDA’s citrus production. Rosales, which primarily packs and sells citrus, partners with Limoneira’s One World of Citrus™ marketing team to sell its produce in Chile and throughout the world.

Alex Teague, Senior Vice President, stated, "We are very excited about our expansion in Chile. The majority of the orchards we acquired are young and just beginning to enter into its prime production time period. Our management team has a long-standing relationship with PDA, and we are excited they are now part of the Limoneira team. Along with expanding our participation in the growing global lemon business, this enables Limoneira to provide citrus on a year round basis to our customers around the world and evaluate future potential investment opportunities in Chile's vast, productive agricultural properties."

Harold Edwards, President and Chief Executive Officer, added, "With its favorable climate for citrus, PDA’s productive orchards and strong relationship with Rosales was a perfect fit for our international expansion plans. Our acquisition of PDA is consistent with our long-term strategy to expand our agribusiness internationally as a global, year round supplier of lemons complementing our One World Of Citrus™ strategy. We expect the acquisition to be immediately accretive and will benefit our business by owning more productive acreage and increasing our ownership in Rosales.”

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 11,000 acres of rich agricultural lands, real estate properties, and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2016, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.